UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2017

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission File	IRS Employer
of incorporation or organization)	Number)	Identification No.)

11055 Flintkote Avenue

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04                                           Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 1, 2017, Trovagene, Inc.  (the “Company”) received a Notice of Event of Default (the “Notice”) from Oxford Finance LLC (“Oxford”) with respect to that certain Loan and Security Agreement dated as of June 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Oxford as Collateral Agent, Oxford as a Lender, Silicon Valley Bank, as a Lender (“SVB” and together with Oxford, the “Lenders”) and the Company.  The Notice stated that Events of Default had occurred and are continuing under Sections 8.2(a) and 8.2(b) (Covenant Defaults) (as a result of violations of Section 5.2, 7.1 and 7.2), Section 8.3 (Material Adverse Change), Section 8.6 (Other Agreements) and Section 8.8 (Misrepresentations) of the Loan Agreement. The Notice further stated that all of the obligation under the Loan Agreement are immediately due and payable.  On June 6, 2017, the Lenders took $16,583,668.32 out of the Company’s bank accounts which satisfies all of the Company’s outstanding obligations under the Loan Agreement.  All liens on the Company’s assets created under or in connection with the Loan Agreement have been or shortly will be extinguished and released.

The Company strongly disagrees with the Lenders that any Event of Default has occurred and is reserving all of its options with respect to the Loan Agreement.  The Company currently has enough cash to continue its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:         June 7, 2017

TROVAGENE, INC.

By:	/s/ William J. Welch
William J. Welch
President and Chief Executive Officer